UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2014

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02(e): Material Compensatory Plan

At a meeting of the board of directors of The Middlefield Banking Company held on April 14, 2014 the nonemployee directors ratified and adopted the recommendation of the Compensation Committee for 2014 award levels for executive officers, including CEO Thomas G. Caldwell, Chief Operating Officer James R. Heslop II, and Chief Financial Officer Donald L. Stacy.

The Annual Incentive Plan is a short-term cash incentive plan that rewards bank employees with additional cash compensation if specified objectives are achieved. For achievement of the 2014 plan performance goals, distributions under the plan would be made in cash to the executives in the first quarter of 2015. For 2014 the bank-wide performance measures have to do with net income, classified loans (that is, reduction of classified loans as a percentage of the sum of Tier 1 capital and the allowance for loan and lease losses), and a third goal having to do with the bank’s regulatory status. For this purpose the bank’s regulatory status means the bank’s exposure to serious regulatory criticism of banking practices or vulnerability to other adverse regulatory conditions, such as formal or informal enforcement actions or inability to obtain approval of regulatory applications. Regulatory status is a subjective judgement made by the compensation committee. The Annual Incentive Plan may be terminated by the board of directors at any time.

The precise 2014 performance goals are confidential. Relying on SEC rules and guidance, Middlefield is therefore withholding from the copy of the plan award summary included as an exhibit with this Form 8-K Current Report the precise 2014 goals.

Item 9.01(d): Exhibits

Exhibit 10.22	Annual Incentive Plan (incorporated by reference to Exhibit 10.22 of Middlefield Banc Corp.’s Form 8-K Current Report filed on June 12, 2012)

Exhibit 10.22.1	Annual Incentive Plan 2014 Award Summary

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: April 17, 2014	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and Chief Operating Officer